EXHIBIT 4.1

SPECIMEN COMMON STOCK CERTIFICATE

[specimen common stock certificate]

Incorporated under the Laws of the State of North Carolina

Number of Shares of Common Stock:                      of Live Oak Bancshares, Inc. no par value per share.

This Common Stock of Live Oak Bancshares, Inc. is transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this                  day of                             , 2014.

President	Secretary

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Certificate Number:                      for                      Shares of Common Stock

For Value Received,                      hereby sell, assign, and transfer unto                      Shares of the Common Stock represented by the within Certificate, said Common Stock on the books of the within named Corporation with full power of substitution in the premises.

Dated:                             , 2014.